Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jennifer Kron, Media, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•First quarter operating income margin rate of 5.3 percent reflects a 140 basis point improvement in gross margin rate as compared to the prior year.
•First quarter comparable sales declined 3.7 percent, in line with expectations.
◦Digital comparable sales grew 1.4 percent. Same-day services grew nearly 9 percent, led by more than 13 percent growth in Drive Up.
◦Sales declines, primarily in discretionary categories, were partially offset by continued growth in Beauty.
◦Discretionary sales trends continued to improve vs. prior quarters, led by an improvement of nearly 4 percentage points in apparel as compared to Q4 of 2023.
•The Company successfully relaunched its free-to-join Target Circle loyalty program in April, and welcomed more than 1 million new members to the platform in the first quarter.
•Inventory at the end of Q1 was 7 percent lower than last year, even as the Company saw higher in-stock levels than a year ago.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2024/05/q1-2024-earnings

MINNEAPOLIS (May 22, 2024) – Target Corporation (NYSE: TGT) today announced its first quarter 2024 financial results, which reflected sales and profit performance consistent with the Company's previously provided expectations.
The Company reported first quarter GAAP and Adjusted earnings per share1 (EPS) of $2.03, compared with $2.05 in 2023. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports First Quarter Earnings — Page 2 of 11
“Our first quarter financial performance was in line with our expectations on both the top and bottom line, tracking the trajectory we outlined for this year and setting up a return to growth in the second quarter,” said Brian Cornell, chair and chief executive of Target Corporation. “Our topline performance improved for the third consecutive quarter, with growth in our digital business led by strength in our same-day fulfillment services. Consumers continue to respond to the newness and value that we offer across our shopping experience, and we’re pleased with early results from the relaunch of Target Circle. Looking ahead, our team will deliver for our guests through lower prices, a seasonally relevant assortment, ease and convenience, as we keep investing in our strategy and efficiency initiatives to get back to growth and deliver on our longer-term financial goals.”

Guidance
For the second quarter, the Company expects a 0 to 2 percent increase in its comparable sales, and GAAP and Adjusted EPS of $1.95 to $2.35.
For the full year, the Company continues to expect a 0 to 2 percent increase in its comparable sales, and GAAP and Adjusted EPS of $8.60 to $9.60.

Operating Results
Comparable sales declined 3.7 percent in the first quarter, reflecting a comparable store sales decline of 4.8 percent partially offset by a comparable digital sales increase of 1.4 percent. Total revenue of $24.5 billion was 3.1 percent lower than last year, reflecting a total sales decline of 3.2 percent and a 3.9 percent increase in other revenue. First quarter operating income of $1.3 billion was 2.4 percent lower than last year, driven by lower sales volume.
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Target Corporation Reports First Quarter Earnings — Page 3 of 11

First quarter operating income margin rate was 5.3 percent in 2024, compared with 5.2 percent in 2023. First quarter gross margin rate was 27.7 percent, compared with 26.3 percent in 2023, reflecting the net impact of merchandising activities, including cost improvements that more than offset higher promotional markdown rates, combined with favorable category mix and lower book to physical inventory adjustments as compared to the prior year. First quarter SG&A expense rate was 21.1 percent in 2024, compared with 19.8 percent in 2023, reflecting the combined impact of lower sales and higher costs, including continued investments in pay and benefits and marketing, partially offset by disciplined cost management.

Interest Expense and Taxes
The Company’s first quarter 2024 net interest expense was $106 million, compared with $147 million last year, primarily driven by an increase in interest income reflecting higher cash balances year-over-year.
First quarter 2024 effective income tax rate was 22.7 percent, compared with the prior year rate of 21.1 percent, reflecting lower discrete benefits as compared to the prior year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $508 million in the first quarter, compared with $497 million last year, reflecting a 1.9 percent increase in the dividend per share.
The Company did not repurchase any stock in the first quarter. As of the end of the quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
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Target Corporation Reports First Quarter Earnings — Page 4 of 11
For the trailing twelve months through first quarter 2024, after-tax return on invested capital (ROIC) was 15.4 percent, compared with 11.4 percent for the trailing twelve months through first quarter 2023. The increase in ROIC reflects higher operating income, partially offset by higher average invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q1 2024 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-800-513-1169.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2024 second quarter and full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 3, 2024. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports First Quarter Earnings — Page 5 of 11
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 4, 2024	April 29, 2023	Change
Sales	$24,143	$24,948	(3.2)%
Other revenue	388	374	3.9
Total revenue	24,531	25,322	(3.1)
Cost of sales	17,449	18,386	(5.1)
Selling, general and administrative expenses	5,168	5,025	2.8
Depreciation and amortization (exclusive of depreciation included in cost of sales)	618	583	6.2
Operating income	1,296	1,328	(2.4)
Net interest expense	106	147	(27.8)
Net other income	(29)	(23)	26.9
Earnings before income taxes	1,219	1,204	1.3
Provision for income taxes	277	254	9.0
Net earnings	$942	$950	(0.8)%
Basic earnings per share	$2.04	$2.06	(1.0)%
Diluted earnings per share	$2.03	$2.05	(1.0)%
Weighted average common shares outstanding
Basic	462.2	460.9	0.3%
Diluted	463.9	462.9	0.2%
Antidilutive shares	1.6	1.2
Dividends declared per share	$1.10	$1.08	1.9%

Target Corporation Reports First Quarter Earnings — Page 6 of 11
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	May 4, 2024	February 3, 2024	April 29, 2023
Assets
Cash and cash equivalents	$3,604	$3,805	$1,321
Inventory	11,730	11,886	12,616
Other current assets	1,744	1,807	1,836
Total current assets	17,078	17,498	15,773
Property and equipment
Land	6,544	6,547	6,493
Buildings and improvements	37,587	37,066	35,198
Fixtures and equipment	8,341	8,765	7,473
Computer hardware and software	3,265	3,428	3,067
Construction-in-progress	1,538	1,703	2,822
Accumulated depreciation	(24,161)	(24,413)	(22,657)
Property and equipment, net	33,114	33,096	32,396
Operating lease assets	3,486	3,362	2,640
Other noncurrent assets	1,439	1,400	1,341
Total assets	$55,117	$55,356	$52,150
Liabilities and shareholders’ investment
Accounts payable	$11,561	$12,098	$11,935
Accrued and other current liabilities	5,684	6,090	5,732
Current portion of long-term debt and other borrowings	2,614	1,116	200
Total current liabilities	19,859	19,304	17,867
Long-term debt and other borrowings	13,487	14,922	16,010
Noncurrent operating lease liabilities	3,392	3,279	2,621
Deferred income taxes	2,543	2,480	2,289
Other noncurrent liabilities	1,996	1,939	1,758
Total noncurrent liabilities	21,418	22,620	22,678
Shareholders’ investment
Common stock	39	38	38
Additional paid-in capital	6,747	6,761	6,541
Retained earnings	7,519	7,093	5,448
Accumulated other comprehensive loss	(465)	(460)	(422)
Total shareholders’ investment	13,840	13,432	11,605
Total liabilities and shareholders’ investment	$55,117	$55,356	$52,150
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 462,635,539, 461,675,441, and 461,552,843 shares issued and outstanding as of May 4, 2024, February 3, 2024, and April 29, 2023, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 11
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 4, 2024	April 29, 2023
Operating activities
Net earnings	$942	$950
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	718	667
Share-based compensation expense	72	43
Deferred income taxes	64	95
Noncash (gains) / losses and other, net	(31)	(11)
Changes in operating accounts:
Inventory	156	883
Other assets	43	34
Accounts payable	(524)	(1,463)
Accrued and other liabilities	(339)	67
Cash provided by operating activities	1,101	1,265
Investing activities
Expenditures for property and equipment	(674)	(1,605)
Proceeds from disposal of property and equipment	1	2
Other investments	2	1
Cash required for investing activities	(671)	(1,602)
Financing activities
Change in commercial paper, net	—	90
Reductions of long-term debt	(32)	(46)
Dividends paid	(508)	(497)
Shares withheld for taxes on share-based compensation	(91)	(118)
Cash required for financing activities	(631)	(571)
Net decrease in cash and cash equivalents	(201)	(908)
Cash and cash equivalents at beginning of period	3,805	2,229
Cash and cash equivalents at end of period	$3,604	$1,321

Target Corporation Reports First Quarter Earnings — Page 8 of 11
TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Gross margin rate	27.7%	26.3%
SG&A expense rate	21.1	19.8
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.5	2.3
Operating income margin rate	5.3	5.2
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $142 million and $174 million of profit-sharing income under our credit card program agreement for the three months ended May 4, 2024 and April 29, 2023, respectively.

Comparable Sales	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Comparable sales change	(3.7)%	0.0%
Drivers of change in comparable sales
Number of transactions (traffic)	(1.9)	0.9
Average transaction amount	(1.9)	(0.9)

Comparable Sales by Channel	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Stores originated comparable sales change	(4.8)%	0.7%
Digitally originated comparable sales change	1.4	(3.4)

Sales by Channel	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Stores originated	81.7%	82.5%
Digitally originated	18.3	17.5
Total	100%	100%

Sales by Fulfillment Channel	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Stores	97.7%	97.2%
Other	2.3	2.8
Total	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

Target Circle Card Penetration	Three Months Ended
(unaudited)	May 4, 2024	April 29, 2023
Total Target Circle Card Penetration	18.0%	19.0%

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Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	May 4, 2024	February 3, 2024	April 29, 2023	May 4, 2024	February 3, 2024	April 29, 2023
170,000 or more sq. ft.	273	273	274	48,824	48,824	48,985
50,000 to 169,999 sq. ft.	1,547	1,542	1,530	193,529	192,908	191,543
49,999 or less sq. ft.	143	141	150	4,301	4,207	4,465
Total	1,963	1,956	1,954	246,654	245,939	244,993
(a)In thousands; reflects total square feet less office, supply chain facilities, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 11
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we disclose non-GAAP adjusted diluted earnings per share (Adjusted EPS). When applicable, this metric excludes certain discretely managed items. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, U.S. GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	May 4, 2024	April 29, 2023	Change
GAAP and adjusted diluted earnings per share	$2.03	$2.05	(1.0)%

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
(per share) (unaudited)	Q2 2024	Full Year 2024
GAAP diluted earnings per share guidance	$1.95 - $2.35	$8.60 - $9.60
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.95 - $2.35	$8.60 - $9.60
(a)Second quarter and full-year 2024 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such discrete items. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	May 4, 2024	April 29, 2023	Change
Net earnings	$942	$950	(0.8)%
+ Provision for income taxes	277	254	9.0
+ Net interest expense	106	147	(27.8)
EBIT	$1,325	$1,351	(1.9)%
+ Total depreciation and amortization (a)	718	667	7.7
EBITDA	$2,043	$2,018	1.3%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter Earnings — Page 11 of 11
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	May 4, 2024 (a)	April 29, 2023
Operating income	$5,675	$3,830
+ Net other income	99	57
EBIT	5,774	3,887
+ Operating lease interest (b)	133	96
- Income taxes (c)	1,314	770
Net operating profit after taxes	$4,593	$3,213

Denominator	May 4, 2024	April 29, 2023	April 30, 2022
Current portion of long-term debt and other borrowings	$2,614	$200	$1,089
+ Noncurrent portion of long-term debt	13,487	16,010	13,379
+ Shareholders' investment	13,840	11,605	10,774
+ Operating lease liabilities (d)	3,723	2,921	2,854
- Cash and cash equivalents	3,604	1,321	1,112
Invested capital	$30,060	$29,415	$26,984
Average invested capital (e)	$29,737	$28,199

After-tax return on invested capital	15.4%	11.4%
(a)The trailing twelve months ended May 4, 2024, consisted of 53 weeks compared with 52 weeks in the prior-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 22.2 percent and 19.3 percent for the trailing twelve months ended May 4, 2024, and April 29, 2023, respectively. For the twelve months ended May 4, 2024, and April 29, 2023, includes tax effect of $1.3 billion and $0.8 billion, respectively, related to EBIT, and $30 million and $18 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.